Exhibit 10.7

FIRST STATE BANCORPORATION

DEFERRED COMPENSATION PLAN

Effective December 1, 2005

FIRST STATE BANCORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, First State Bancorporation (the “Company”), a New Mexico corporation, recognizes the valuable services performed by certain of its executive employees and the executive employees of related companies and wishes to encourage these employees to continue their employment with their respective employers; and

WHEREAS, the Company now wishes to set forth the terms and conditions upon which compensation of the executive employees may be deferred or additional compensation may be paid to the employees to the employees’ beneficiaries after an employee’s separation from service, retirement, disability, or death in compliance with Section 409A of the Internal Revenue Code and its accompanying regulations.

NOW, THEREFORE, the Company adopts this Plan.

ARTICLE 1.

DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

1.1	Account means the account established for each Employee pursuant to Section 2.2.

1.2	Administrator means the compensation committee of the board of directors of the Company. The Administrator shall have the right to delegate certain responsibilities under the Plan and to engage agents as it sees fit to provide assistance with the Plan, including legal, accounting or other service providers.

1.3	Base Compensation means the Participant’s regular wages, salaries, fees, for professional services and other amounts received in the course of regular payroll practices (whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer for payroll periods beginning on or after the first day of the Plan Year to the extent the amounts are includable in gross income, including but not limited to commissions, fringe benefits, reimbursements and expense allowances, but not including those items excludable for the definition of compensation under Treas. Reg. Section 1.415-2(d)(3) and including non-performance based bonuses.

1.4	Beneficiary(ies) means (a) the person or persons, natural or otherwise, so designated in writing by the Employee in a form provided for this purpose and filed with the Administrator (and, in the event that more than one person is so designated, benefits shall be allocated equally among such persons unless another allocation method acceptable to the Administrator is specified in such designation) or (b) the Employee’s estate in the event no such designation is made or no person so designated survives the Employee.

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1.5	Change in Control means the date on which one of the following shall have occurred with respect to the Company, but not with respect to any other Employer:

(a)	any one person, or more than one person acting as a “group,” acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of paragraph (g)(5)(vi) of Prop. Treas. Reg. § 1.409A-3). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.4(a).

(b)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company;

(c)	A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election;

(d)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.5, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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1.6	Code means the Internal Revenue Code of 1986, as amended at the particular time applicable.

1.7	Disability Date means the date on which the earlier of the following occurs:

(a)	The Participant is determined to be disabled under the terms of the long term disability policy then in place with the Employer; or

(b)	The Participant is determined to be totally disabled by the Social Security Administration.

1.8	Effective Date means December 1, 2005.

1.9	Employee means an individual who is employed by an Employer as a highly compensated and/or management level employee whom the Employer reasonably anticipates will earn at least $200,000 in total compensation per Plan Year.

1.10	Employer means the Company, its successor and parent and any successor to all or a major portion of the Company’s assets or business which assumes the obligations of the Company, and each other related entity of the Company, including, without limitation, First State Bank of New Mexico.

1.11	ERISA means the Employee Retirement Income Security Act of 1974, as amended at the particular date applicable.

1.12	Participant means an Employee selected by the Administrator in its sole discretion to participate in this Plan who has completed and returned the Plan enrollment forms pursuant to Section 2.1.

1.13	Performance-Based Compensation means the Participant’s compensation, the payment of which or the amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria and that is calculated based upon a performance period of at least 12 months, such as bonuses or amounts based on profit-sharing criteria.

1.14	Plan means the First State Bancorporation Deferred Compensation Plan as adopted herein and all amendments thereto.

1.15	Plan Year means the 12 consecutive month period ending each December 31.

1.16	Retirement Date means the first day of the first month which coincides with, or immediately follows the earlier of (a) the date on which the Participant reaches 60 years of age with ten years of continuous service with the Employer, or (b) the date on which the Participant reaches age 65 with five years of continuous service with the Employer; or, if later, the date on which the Participant actually retires.

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1.17	Termination Date means the first day of the first month that coincides with, or immediately follows, the date on which the Employee terminates service with his or her Employer (without being immediately employed by another Employer) and has not forfeited benefits pursuant to Article 5. Termination Date shall not include the date on which an Employee begins an approved leave of absence from the Employer; provided that, failure to return from such leave of absence on a timely basis shall result in a Termination Date on the earlier of (1) six months following the date on which the approved leave began; or (2) the date on which the Employee was scheduled to return.

1.18	Trust means the trust executed by and between the Company and such trustee as may be chosen by the Administrator. The trust shall be a “rabbi trust” established in accordance with Internal Revenue Service Revenue Procedure 94-52.

1.19	Unforeseeable Emergency means a severe financial hardship of a Participant or a Beneficiary resulting from:

(a)	an illness or accident of the Participant or Beneficiary, or his or her spouse or dependent (as defined in section 152(a)), including the need to pay for medical expenses such as non-refundable deductibles and the costs of prescription drug medication;

(b)	loss of the Participant or Beneficiary’s property due to casualty, including the need to rebuild a home following damage to a home not otherwise covered by insurance (for example, not as a result of a natural disaster);

(c)	imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence;

(d)	funeral expenses of a spouse or a dependent; or

(e)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

The purchase of a home and the payment of college tuition are not unforeseeable emergencies.

ARTICLE 2.

BENEFIT

2.1	Enrollment. As a condition of participation, each Participant shall complete, execute and return to the Administrator within 30 days of the initial date of eligibility, an election form, a beneficiary designation form, and any other enrollment documentation that may be required by the Administrator from time to time in its sole discretion. Participation in the Plan shall begin as of the first day of the first payroll period following receipt by the Administrator of such forms or as soon as practicable thereafter.

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2.2	Participant Accounts. Each Participant shall have an Account established in his or her name under the Plan to which his or her Employer shall credit an annual benefit as specified in Section 2.3. The Administrator shall cause benefit statements reflecting the current amount in the Participant’s Account to be distributed to each Participant on an annual basis.

2.3	Benefit. The Employer of the Participant shall contribute and each Participant’s Account shall be credited with an amount equal to the sum of (a) and (b), as follows:

(a)	Employer Contribution. The Employer may contribute an amount to each Participant’s Account determined in the sole discretion of the Employer. The contribution may be different with respect to each Participant, and may, without limitation, be calculated in accordance with certain pre-established performance goals or with reference to the amount of the Participant’s contribution. The contribution shall be made on a date at the beginning of each Plan Year in respect of the immediately preceding Plan Year, or at such other time as the Administrator may determine in its sole discretion.

(b)	Participant Contribution.

(1)	Base Compensation Deferral Election. The Participant may elect, on the form provided by the Administrator, to contribute a dollar amount or percentage of Base Compensation that otherwise would be payable to the Participant by the Employer. The minimum amount of Base Compensation that may be deferred under the Plan for any Plan Year by a Participant is 5% of a Participant’s Base Compensation. The maximum amount that may be deferred under the Plan for any Plan Year by a Participant is 50% of the Participant’s Base Compensation. An initial election to defer receipt of Base Compensation must be made not later than 30 days after the date the Employee becomes a Participant. Any subsequent election to defer receipt of Base Compensation by the Participant must be made before the first day of the Plan Year for which the Base Compensation is payable.

(2)	Performance-Based Compensation Deferral Election. The Participant may elect, on the form provided by the Administrator, to contribute a dollar amount or percentage of Performance-Based Compensation that otherwise would be payable to the Participant by the Employer. The minimum amount that may be deferred under the Plan for any Plan Year by a Participant is 5% of a Participant’s Performance-Based Compensation. The maximum amount that may be deferred under the Plan for any Plan Year by a Participant is 100% of the Participant’s Performance-Based Compensation. An initial election to defer receipt of Base Compensation must be made not later than 30 days after the date the Employee becomes a Participant. Any subsequent election to defer receipt of Performance-Based Compensation by the Participant must be made no later than 6 months before the end of the period used to calculate the Performance-Based Compensation.

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2.4	Investment of Account. To the extent the Participant’s Account is held in the Trust, the Participant shall have the right, consistent with the terms of the Trust, to invest the amounts credited to his or her Account among the investment vehicles selected by the Administrator in its sole discretion, which may include, without limitation, variable life insurance products and mutual funds. Any losses incurred or gains realized by the Participant shall be subtracted from or added to the amount in the Participant’s Account on a regular frequency as determined by the Administrator. A Participant may choose to reallocate the amounts in his or her Account among the investment alternatives on a regular frequency as determined solely by the Administrator.

2.5	Obligation Limited to Account. The Employer shall have no additional financial obligation to the Participant under this Plan beyond the amounts credited to the Participant’s Account in accordance with this Article 2.

ARTICLE 3.

VESTING OF BENEFITS

3.1	Vesting. All amounts contributed to a Participant’s Account pursuant to Section 2.3 (b) of the Plan shall be immediately vested. All amounts contributed to a Participant’s Account pursuant to Section 2.3(a) of the Plan shall be vested in accordance with the following schedule, subject to the forfeiture provision of Article 5:

Completed Years of Employment	Vested Percentage
0	0
1	33%
2	67%
3	100%

Such vesting schedule shall also apply to investment gains and earnings, if any, earned on the Participant’s Account pursuant to Section 2.4.

“Years of Employment” shall mean 12 consecutive month periods measured from the later of: (a) the Effective Date of the Plan; or (b) the date of the Employee’s initial employment with the Employer. There shall be no vesting credit for past employment.

3.2	Subject to Trust. The Employer’s obligation to the Participants is an unfunded, unsecured promise to pay compensation in the future. No Participant or Beneficiary shall acquire any property interest in his or her Account or any other assets of the Employer, their rights being limited to receiving from the Employer deferred payments as set forth in this Plan and the underlying Trust. All amounts contributed

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to the Trust with respect to the Participants shall be held in accordance with the terms of the Trust. All amounts credited to a Trust account shall be subject to the claims of the general creditors of the Employer. Nothing contained in the Plan shall constitute a guaranty by any person that the assets of an Employer will be sufficient to pay any benefit hereunder.

3.3	Acceleration of Vesting. A Participant’s unvested Account shall become immediately vested in the event of:

(a)	a Change in Control,

(b)	the Participant’s Retirement Date,

(c)	the Participant’s death or presumed death while employed by the Employer, or

(d)	the Participant’s Disability Date.

ARTICLE 4.

PAYMENT OF BENEFIT

4.1	Employee’s Retirement or Disability. Upon the earlier of a Participant’s Retirement Date or Disability Date, the Participant shall be entitled to receive a distribution equal to the Participant’s vested Account balance under the Plan as of the date of such Retirement Date or Disability Date. Such distribution shall be paid in a single lump sum, or, upon the Participant’s valid election, in substantially equal annual installments over a period of either five or ten years. Any such election must be made not later than 30 days following the date on which the Employee first becomes a Participant. If permitted by the Administrator, a Participant may elect a different form of distribution prospectively only, for any amounts to be deferred or added to his or her Account in a subsequent Plan Year, provided that such election is made prior to the Plan Year to which the election applies.

Payment shall be made (or shall begin) on the first day of the month following the date on which the Account becomes payable, or as soon as administratively practicable thereafter. Each subsequent payment (if applicable) shall be made on the anniversary of the first distribution date. Where the installment form of distribution is selected, the amount of each installment shall be calculated by dividing the Participant’s vested Account balance as of the date of the distribution by the number of installments remaining pursuant to the Participant’s distribution election. Each installment shall take into account earnings or losses, if any, attributable to the balance of the vested Account remaining unpaid.

Notwithstanding the foregoing, if the Participant’s vested Account does not exceed $10,000 on the date on which the Participant becomes entitled to a distribution of his or her Account (whether lump sum or installment), the Administrator may elect to pay the value of the Account to the Participant in a single lump sum distribution.

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4.2	Participant’s Termination or Death. Upon the earlier of a Participant’s Termination Date or death (or presumed death), the Participant’s vested Account balance under the Plan shall be distributed to the Participant or, in the event of death or presumed death, to the Participant’s Beneficiary, in a single lump sum as soon as practicable following the Termination Date or date of death (or presumed death).

4.3	Delay in Payment for Specified Employee. If the Participant is determined by the Employer to be a “specified employee” within the meaning of Prop. Treas. Reg. §1.409A-1(i) or any successor regulation, then any payment made on account of the Participant reaching his Termination Date or actual retirement shall be made (or shall begin) on the first day of the month following the six-month anniversary of the date the Participant’s Termination Date or actual retirement, or as soon as administratively practicable thereafter. Each subsequent payment (if applicable) shall be made on the anniversary of the Participant’s Termination Date. No delay is required for payments made on account of the Participant’s death (or presumed death) or attainment of his Retirement Date (unless the Participant actually retires) or Disability Date.

4.4	Change in Control. Upon the occurrence of a Change in Control, a Participant shall be entitled to receive a distribution equal to the Participant’s Account balance under the Plan (after application of Section 3.3). Such distribution shall be paid in a single lump sum or, upon the Participant’s valid election, in substantially equal annual installments over a period of three years. Such election must be made on the Participant’s initial election to participate in the Plan. Payment shall be made (or shall begin) on the first day of the month following the date on which the Change in Control occurs, or as soon as administratively practicable thereafter. Each subsequent payment (if applicable) shall be made on the anniversary of the first distribution date. Unless otherwise provided in a Participant’s current employment agreement with an Employer, if payment of a Participant’s vested account balance will, when combined with other payments to the Participant under other plans or agreements, create an excise tax liability to a Participant pursuant to Code section 280G, then the amount of the distribution from this Plan may be reduced by the Employer at the written direction of the Participant to prevent any imposition of such excise tax; provided that, the balance in the Participant’s Account will be distributed as soon as practicable following the one-year anniversary of the Change in Control, or such later date as the Administrator determines, in its sole discretion, will not result in the characterization of such payment as an “excess parachute payment.”

4.5	Distribution upon Unforeseeable Emergency. A Participant may elect to receive a distribution of all or a portion of his or her Account balance at any time if the Participant experiences an Unforeseeable Emergency. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution under this Section 4.5 is to be determined based on the relevant facts and circumstances, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or

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compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Moreover, a distribution because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). A Participant who receives a distribution pursuant to this Section 4.5 shall be prohibited from participating in the Plan for the remainder of the Plan Year in which the distribution is made.

4.6	Form of Payment. The Participant’s vested Account shall be payable solely in the form of cash.

4.7	Constructive Receipt. If and only to the extent this Plan is determined to fail to meet the requirements of Code Section 409A and Proposed Treas. Reg. 1.409A-1 et. seq. or any successor regulations, payment may be made to a Participant. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations.

4.8	Withholding. All amounts payable to the Participant or the Participant’s Beneficiary shall be made subject to all applicable federal and state withholding requirements.

ARTICLE 5.

FORFEITURE OF BENEFIT

Notwithstanding any other provision of the Plan, in the event that a Participant’s employment with the Employer is terminated for cause as determined in the sole discretion of the Administrator, the Participant shall forfeit any benefit payment otherwise payable to the Participant under Section 2.3(a) of the Plan. For the purpose of the Plan, “cause” shall be: (1) the definition of “cause” used in the Employee’s current employment agreement with the Employer; or, (2) if the Participant has not entered into an employment agreement with the Employer, as determined in the sole and absolute discretion of the Administrator: (a) refusal to obey written directions of the Board of Directors or a superior officer (so long as such directions do not involve illegal or immoral acts); (b) substance abuse that is injurious to the Employer; (c) fraud or dishonesty that is injurious to the Employer; (d) breach of any obligation of nondisclosure or confidentiality owed to the Employer; (e) commission of a criminal offense involving money or other property of the Employer (excluding any traffic violations or similar violations); or (f) commission of a criminal offense that constitutes a felony or a misdemeanor involving moral turpitude, recklessness or fraud in the jurisdiction in which the offense is committed. A Participant who agrees to resign from his or her affiliation with the Employer in lieu of being terminated for cause may be deemed to have been terminated for cause for purposes of the Plan.

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ARTICLE 6.

AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right to amend or terminate this Plan at any time and from time to time for any reason by action of the board of directors of the Company; provided, that no amendment shall affect an Employee’s right to receive benefits under Section 2.3(b) upon termination of the Plan. The Administrator shall have the right to amend this Plan at any time and from time to time if such amendment is necessary to comply with the Code, ERISA or if, in the judgment of the Administrator, such amendment will not result in any material increase in the benefits provided under or the cost of maintaining the Plan. Any such amendment may be made retroactively effective to the extent permitted by applicable law. No Employer other than the Company shall have the right to amend or terminate this Plan.

ARTICLE 7.

MISCELLANEOUS

7.1	Effect Upon Employment. Nothing contained herein shall be construed to be a contract of employment for any term of years, and this Plan shall not confer upon an Employee the right to continue in the employ of the Employer.

7.2	Non-Assignability. A Participant may not voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan. Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process.

7.3	Participation in Other Plans. Nothing in this Plan shall affect any right that a Participant may otherwise have to participate in any retirement plan or agreement that the Employer has adopted or may adopt hereafter.

7.4	Governing Law. To the extent not preempted by federal law, this Plan shall be construed in accordance with, and shall be governed by, the laws of the State of New Mexico.

7.5	Entire Understanding. This instrument contains the entire understanding between the Employer and the Participants relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral.

7.6	Provisions Severable. To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

7.7	Status under ERISA and the Code. This Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees (a “top hat” plan) within the meaning of the ERISA, only to the extent that ERISA may be deemed to apply, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Any claim or appeal for benefits made

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under this Plan shall be processed in accordance with the claims procedures outlined in Part V of Title I of ERISA. This Plan is intended to comply with Section 409A of the Internal Revenue Code and shall be interpreted to so comply.

7.8	Indemnification. The Company agrees to indemnify and defend to the fullest extent permitted by law all persons who are, were, or may serve as Administrator against any liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claim approved by the Company) occasioned by their occupying or having occupied an administrative position in connection with the Plan, except when due to their willful misconduct or recklessness.

The following page is the execution page]

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In witness whereof, the Company has executed this Plan on the date written below.

FIRST STATE BANCORPORATION

By:	/s/ Michael R. Stanford
Michael R. Stanford
Title:	President and Chief Executive Officer

Date:	December 1, 2005

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